Exhibit 23.3

Consent of Acclaro Growth Partners, Inc.

July 9, 2021

Sterling Ultimate Parent Corp.

1 Concourse Pkwy #200

Atlanta, GA 30328

Ladies and Gentlemen:

Acclaro Growth Partners, Inc. hereby consents to references to its name in the registration statement on Form S-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of Sterling Ultimate Parent Corp. (the “Company”) to be confidentially submitted to or filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, any written correspondences with the SEC and any other future filings with the SEC, including filings on Form 10-K or Form 8-K or other SEC filings (collectively, the “SEC Filings”).

Acclaro Growth Partners, Inc. hereby further consents to inclusion of, summary of and reference to (i) any data contained in the reports and materials it provides to the Company and (ii) any other information, data and statements prepared by Acclaro Growth Partners, Inc., whether or not publicly available, as well as citation of any of the foregoing in the Company’s Registration Statement and SEC Filings and in roadshow and other promotional materials in connection with the proposed offering under the Registration Statement.

Acclaro Growth Partners, Inc. also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

For and on behalf of

Acclaro Growth Partners, Inc.

/s/ Christopher Longiaru

Name:  Christopher Longiaru

Title:    COO/CFO